Exhibit 99.1

Permex Petroleum Announces Appointment of New Directors

Vancouver, British Columbia (August 27, 2024) – Permex Petroleum Corporation (CSE: OIL) (OTC: OILCF) (FSE: 75P) (“Permex” or the “Company”) is pleased to announce that the Company’s Board of Directors (the “Board”) has approved the appointment of Richard Little and Kevin Nanke to serve on the Board effective as of August 26, 2024.

Mr. Little is the current CEO of private operator, Fury Resources. Before Fury Resources, Mr. Little was the CEO of public operator Battalion Oil Company (NYSE: BATL). He possesses more than a quarter century of industry experience, and has led successful ventures, including a $1.24B asset sale at Ajax Resources, LLC. His career journey spans roles such as VP of EP Energy’s Southern Division and leadership positions at El Paso Exploration and Production. Richard holds a Petroleum Engineering degree from Texas A&M, is a licensed engineer (inactive), and is engaged with industry organizations like SPE, API, and IPAA.

Mr. Nanke has served in diverse finance and accounting executive positions in the oil and gas industry for more than 30 years. Mr. Nanke previously served as Treasurer and Chief Financial Officer of Delta Petroleum Corporation. Mr. Nanke helped raise $1.4 billion in public and private financings and was instrumental in preserving a $1.3 billion tax loss carryforward when the Company successfully completed a reorganization and emerged as Par Petroleum Corporation. Prior to joining Delta, Mr. Nanke was employed by KPMG LLP, a leading global audit, tax and advisory firm. Mr. Nanke received a Bachelor of Arts degree in Accounting from the University of Northern Iowa in 1989 and is a Certified Public Accounting (inactive).

About Permex Petroleum Corporation

Permex Petroleum (CSE: OIL) (OTC: OILCF) (FSE: 75P) is a uniquely positioned junior oil & gas company with assets and operations across the Permian Basin of West Texas and the Delaware Sub-Basin of New Mexico. The Company focuses on combining its low-cost development of Held by Production assets for sustainable growth with its current and future Blue-Sky projects for scale growth. The Company, through its wholly owned subsidiary, Permex Petroleum US Corporation, is a licensed operator in both states, and owns and operates on private, state and federal land. For more information, please visit www.permexpetroleum.com.

CONTACT INFORMATION

Permex Petroleum Corporation

Brad Taillon

Chief Executive Officer

(469) 804-1306